Exhibit 99.1



                 MCI WORLDCOM COMPLETES CAI WIRELESS ACQUISITION

CLINTON, MS, September 1, 1999 -- MCI WORLDCOM, Inc. (NASDAQ: WCOM) today announced that it completed its acquisition of CAI Wireless Systems, Inc. MCI WorldCom already owned a majority of CAI Wireless stock.

On August 31, 1999, CAI Wireless shareholders approved the merger of CAI Wireless with a subsidiary of MCI WorldCom. The merger closed as of midnight, August 31, 1999.

Shareholders of CAI Wireless (other than MCI WorldCom) will receive $28 in cash in exchange for their shares.

MCI WorldCom also announced that CAI Wireless will redeem in full all of CAI Wireless' outstanding 13% senior notes due 2004 (CUSIP Numbers 12476P AB 0 and 12476P AC 8) on October 15, 1999.

The aggregate outstanding principal amount at maturity of the CAI Wireless senior notes is approximately $213 million. Holders who surrender their notes for payment as described in the notice of redemption sent to record holders will receive an amount equal to $532.91 per $1,000 principal amount at maturity of the notes (the "Redemption Price"), which represents the "Accreted Value" thereof through the redemption date. Unless CAI Wireless defaults in making the redemption payment, the notes will cease to accrete in value on and after the October 15, 1999 redemption date, and the only remaining right of the holders will be to receive payment of the Redemption Price upon surrender to the trustee, as paying agent, of the notes redeemed.

MCI WorldCom is a global leader in communications services with 1998 revenues of more than $30 billion and established operations in over 65 countries encompassing the Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 40,000 buildings worldwide. MCI WorldCom is traded on NASDAQ under WCOM. For more information on MCI WorldCom, visit the World Wide Web at http://www.wcom.com.


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